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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Ameriprise Financial, Inc.
(Name of Registrant as Specified In Its Charter)

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April 6, 2018

Dear Fellow Shareholders:

For the reasons outlined in the proxy statement for our 2018 Annual Meeting of Shareholders and this supplemental letter, the members of the Compensation and Benefits Committee of the Ameriprise Board of Directors request that shareholders vote "FOR" Item #2- To approve the compensation of the named executive officers by a nonbinding advisory vote, as recommended by the Board.

Company Performance is Strong

•
Our Total Shareholder Return for 2017 of 56% was one of the highest in the industry, and outperformed both the S&P 500 and the S&P 500 Financials.

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Our long-term TSR is also exceptional, providing returns of 205% over the past five years and 504% since becoming a public company in 2005, which is the second highest return in the S&P 500 Financials over that time. We continue to demonstrate significant long-term growth and outperformance relative to the S&P 500 and S&P 500 Financials.

•
Company performance is about more than just TSR. In 2017 we demonstrated strong operating performance and growth on all our key business drivers*:

  •
  Net Revenue of $11.9 b, an increase of 3.5% over the prior year

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  Earnings of $1.9 b, an increase of 34.8% over the prior year

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  EPS of $12.27, an increase of 44.7% over the prior year

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  ROE of 32.3%, an increase of 10.1 percentage points over the prior year

Operating Net Revenues(1) $ in billions	Operating Earnings(1) $ in millions	Operating Earnings(1) Per Diluted Share	Operating Return(1) on Equity, ex AOCI

(1)
For the purposes of evaluating 2017 performance, the Compensation and Benefits Committee of the Ameriprise Board excluded $320 million of Net Income remeasurement impacts associated with the enactment of federal tax reform.

•
Our longer-term operating performance is also very strong on a relative basis, with industry leading ROE, and ROIC in the top quartile of peers.

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We continue our strong history of returning capital to shareholders, with over $1.8 b returned through share repurchases and dividends in 2017. We also continue to maintain the strength of our company through excellent balance sheet fundamentals and strong enterprise risk management.

*
See proxy pages 41-42 for important disclosures and related details.

Pay Aligns to Performance and Business Strategy

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Pay has moved consistently up and down with performance over time, as illustrated by our five-year TSR and compensation for our Chairman and CEO in the charts below.

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Pay was up in 2017 commensurate with our strong performance. This is the first increase in pay for our Chairman and CEO since 2014. When considering the percent change from 2016 to 2017, it should also be noted that 2016 was flat to 2015, which was lower than 2014.

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We have a long history of maintaining pay-for-performance alignment, including most recently in 2016 when the Committee chose to significantly reduce the incentive funding pool as a result of the volatile economic environment that existed when the goals were established, and in 2009 when we delivered $0 in cash incentives to our Chairman and CEO given the economic uncertainty during the recession. The reduction of pay for 2016 via the application of negative discretion by the Committee served to inflate the size of the increase for 2017 on a percentage basis, thereby making the year-over-year change appear artificially large.

Total Shareholder Return 2013-2017	Total Direct Compensation Chairman and CEO, 2013-2017

We are Responsive to Best Practices and Shareholder Input

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Our average Say on Pay result over the past five years is 91.7%, and we have never had below 80% support on this advisory vote.

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As explained, we have had strong pay-for-performance alignment not only in 2017, but since becoming a public company. We have consistently demonstrated strong governance processes and effective decision making related to executive compensation philosophy and design.

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We have evolved elements of our plan design over time based on recommendations from the Committee's independent compensation consultant, best practices, and feedback from shareholders, including the change in 2017 in our target compensation mix shifting to 40% cash and 60% long-term, and to increase the percent of incentives delivered through long-term Performance Share Units to 50% of the long-term incentive value.

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We believe our compensation plan design has delivered excellent results for shareholders, created an effective performance incentive for our executives, and enabled us to attract and retain highly qualified and experienced talent. Importantly, our core design includes the setting of rigorous performance goals at the beginning of the year and comprehensive evaluation after the close of the year of both the actual results versus the targets as well as the manner in which outcomes were achieved.

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We regularly and proactively engage with our largest institutional shareholders to gather their feedback and thoughts on our executive compensation program. We have also extended invitations to over 30 of our largest shareholders, representing over 50% of our total shares outstanding, to discuss this year's vote. As we always do, the Committee will consider shareholder feedback as an important input to our compensation design and decisions.

Proxy Advisory Firm Analysis

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We are aware of the "AGAINST" vote recommendations from proxy advisory firms this year. We have never had an "AGAINST" vote recommendation from ISS before, and we respectfully disagree with their conclusions for the reasons provided in our proxy and in this supplemental disclosure.

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We believe ISS' recommendation was in large part influenced by a specific quantitative test involving our relative three-year TSR performance and did not take into account our exceptional operating performance. As mentioned above, our short and long-term TSR performance is excellent on both an absolute and relative basis. The three-year period being analyzed is a specific point in time that reflects a downturn in our stock that we believe was largely due to the unknown impact the proposed Department of Labor fiduciary rule changes would have on our business, which has since been largely resolved.

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We also believe this recommendation was based on the perception that our pay decisions are overly discretionary. We strongly disagree with any critique of our plan as using discretion in any way that could be perceived as against shareholder interests. As described repeatedly throughout our proxy materials, the primary use of discretion has been to reduce the incentive funding pool in 2016. Further, classifying our Balance Sheet or our Strategic and Business metrics as discretionary is incorrect. These elements represent key measures of our financial strength, asset quality, and risk management (among others), that help protect shareholder interests over the long-term. We attribute our strong balance sheet and risk management as a key differentiator to our long-term performance during and following the financial crisis, and as a key strategic advantage to the future success of the company.

We value your support of our company and ask that you vote "FOR" the Say on Pay proposal at our annual meeting.

MEMBERS OF THE COMPENSATION AND BENEFITS COMMITTEE: Jeffrey Noddle, Chairman Dianne Neal Blixt Amy DiGeso Lon R. Greenberg Siri S. Marshall Robert F. Sharpe, Jr.

QuickLinks

  Company Performance is Strong
  Pay Aligns to Performance and Business Strategy
  We are Responsive to Best Practices and Shareholder Input
  Proxy Advisory Firm Analysis